UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): June 11, 2012

RTG VENTURES, INC.

(Exact name of registrant as specified in this charter)

Florida	333-85072	59-3666743
(State or other jurisdiction	(Commission	(IRS Employer
of incorporation)	File Number)	Identification No.)

c/o David E Price

1915 I Street Northwest

Washington, DC 20006-2107

(Address and Zip Code of Principal Executive Offices)

Issuer's Telephone Number: (917) 488-6473

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 133-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement

On June 11, 1012, RTG Ventures, Inc., a Florida corporation (the “Company”) and Brand Entertain LLC (“Brand”), a private company. Sellers, Jeffrey Wattenberg and Cord Periera are equal 50% owners. An agreement entered into and completed whereby RTG Ventures, Inc. has acquired 100% of the shares of Brand Entertain is the subject of this filling.

On June 11, 2012 RTG Ventures, Inc. entered into an Agreement to Purchase LLC Interests from Brand Entertain, a private company, whereby RTGV would acquire 100% of its shares.

Brand Entertain will be allocated Convertible Preferred Shares of RTG Ventures, Inc. The Convertible Preferred Shares are Restricted for a minimum of one year, before they can be converted to common shares at a ratio of 34.35. This initial conversion ratio is subject to a future positive adjustment based on established performance-based milestones mutually agreed by the parties post-agreement.

Item 2.01 Completion of Acquisition

The transaction was completed coincident with the signing of this document, contingent upon the audited financials required of any acquisition done by a public company which will be filed within 60 days.

Consideration for Acquisition

Pursuant to the Agreement to Purchase LLC Interests, the Registrant acquired 100% of the outstanding ownership of Brand Entertain from its 2 shareholders for consideration consisting of 2,000,000 shares of Convertible (Restricted) Preferred Shares according to determined valuation methodologies agreed mutually by the parties. The minimum initial consideration is described in 1.1 paragraph of the agreement as shown in exhibit 1, as follows:

Purchase Price

The purchase price is Two Hundred Fifty Two Thousand Four Hundred Seventy Two dollars and Fifty Cents ($252,472.5). The purchase price shall payable in shares of RTG's Series 2 Preferred. A total of two million (2,000,000) shares of RTG’s Series 2 Preferred will be issued to Sellers: one million (1,000,000) shares to Wattenberg, one million (1,000,000) shares to Pereira. The share certificates will be issued promptly. The Series 2 Preferred Shares are convertible into 68,700,000 shares of RTG's common stock, which is ten percent (10%) of the outstanding stock of RTG at the closing date. The initial conversion ratio for Series 2 Preferred to common stock is 34.35. This conversion ratio of the Series 2 Preferred shall be subject to a future positive adjustment. The amount of any positive adjustment will be based upon a comparison of the post-closing business results of Brand and of RTG (without consideration of Brand results) as described in Schedule 2 hereto.

Schedule 2 Rights of Convertible Preferred

1. Voting. Series 2 Preferred Shares shall be non-voting.

2. Dividends. There shall be no mandatory dividends or dividend preference for holders of Series 2 Preferred Shares.

3. Liquidation Preference. There shall be no liquidation preference for holders of Series 2 Preferred Shares.

4. Conversion Rights. The Series 2 Preferred Shares shall not be convertible until June 1, 2013. The initial conversion ratio shall be 1 share of Series 2 Preferred Stock to 34.35 shares of common stock. However, the parties agree to negotiate in good faith on the terms of an adjustment to the conversion ratio based upon the business results of Brand as compared to the business results of RTG (without considering Brand) at various intervals. The parties recognize that Brand’s platforms are in development and therefore consideration of Brand’s business results will not be limited to operating results. The method of the valuation used to adjust the conversion ratio shall also be set forth in a supplementary written agreement.

5. Right to Appoint Board Member. The holders of Series 2 Preferred shall be entitled to appoint a member of the Board of Directors of RTG. The initial appointee shall be Jeffrey Wattenberg. Any replacement appointee must be approved by the Board of RTG. The right to appoint a Board member shall terminate at such time as the Series 2 Preferred is converted in whole or in part.

6. Number of Authorized Shares. There are two million (2,000,000) shares of Series 2 Preferred authorized. All will be issued to Sellers.

Item 5.02 Appointment of Certain Officers

Jeffrey Wattenberg was appointed a Director on June 11, 2012

Item 9.01 Exhibits

Exhibit #	Description
10.1	Agreement to Purchase LLC Interests

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

RTG VENTURES, INC.

(Registrant)

By: /s/ Linda Perry

Executive Director

June 11, 2012